UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  _____________

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reportedly): December 10, 2006


                              OCEAN BIO-CHEM, INC.
               (Exact name of registrant as specified in charter)

       Florida                            2-11102                 59-1564329
(State or Other Jurisdiction     (Commission File Number)      (I.R.S. Employer
of Incorporation)                                            Identification No.)

               4041 S.W. 47 Avenue, Fort Lauderdale, Florida 33314
                (Address of principal executive office Zip Code)

                                 (954) 587-6280
               Registrant's telephone number, including area code:

                                 Not Applicable
          (Former name or former address, if changes since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01  Entry Into a Material Definitive Agreement

     The Company previously was extended a subordinated revolving credit facility by Peter G. Dornau, its President and certain affiliates of the President, in the aggregate amount of One Million Dollars effective October 18, 2005. This subordinated revolving credit facility was increased effective December 6, 2005 to One Million Five Hundred Thousand Dollars. The facility bears interest at the rate of prime plus two (2%) per cent for all funds advanced and has a term of five (5) years.

     Additionally, the credit included privileges for the lender whereby it could be converted into shares of common stock of the Company at any time to the extent of the outstanding loan at the rate of $1.00 per share (a maximum of 1,500,000 shares). Such price represents a premium over the market value and net book value of the underlying shares on the date it was fixed.

     In conjunction with this arrangement, Mr. Dornau notified the Company on November 10, 2006 that he is exercising his rights to convert $1.5 million of this obligation into 1.5 million shares. Such transaction was approved unanimously by the members of our Board of Directors (with Mr. Dornau abstaining from the vote).

Item 1.02   Termination of a Material Definitive Agreement

     The information included in Item 1.01 of the Current Report - Form 8-K is incorporated by reference into this Item 1.02.

Item 3.02   Unregistered Sale of Equity Securities

     The information included in Item 1.01 of the Current Report - Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01(d) Exhibits - None

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

December 13, 2006
                                     Ocean Bio-Chem, Inc.


                                     /s/ Edward Anchel
                                     Edward Anchel
                                     Chief Financial Officer